Exhibit 99

Movano Health Provides Business Update and Reports Fourth Quarter 2022 Financial Results

Conference call begins at 9:00 a.m. Pacific time today

Pleasanton, Calif. – March 20, 2023 – Today, Movano Health (Nasdaq: MOVE), a purpose-driven healthcare solutions company at the intersection of medical and consumer devices and makers of the Evie Ring, reported financial results for the three months and year ending December 31, 2022 and provided a business update.

Key highlights from the fourth quarter and recent weeks include:

●	Movano Health continues to progress toward the summer 2023 launch of its first commercial product, the Evie Ring.

●	Given the strong demand in its initial beta, the Company announced a second beta program with a new slate of partners, among which are a global athletic apparel company and two additional leading global medical device companies.

●	Movano Health plans to file its first 510(k) submission for FDA clearance of the Evie Ring’s heart rate and SpO2 data this spring following a successful hypoxia pivotal trial in Q4 of 2022.

●	The Company plans to commence the first blood pressure and glucose clinical studies using its proprietary single chip technology imminently.

●	Movano Health has recently been issued nine new U.S. patents, including multiple foundational patents that protect the Company’s unique method, system and algorithms used for measuring blood pressure and glucose non-invasively and without a cuff.

“It's an exciting time at Movano Health as we're about to launch our first product, the Evie Ring, transitioning us from a pre- to revenue-generating company and opening the door to a massive opportunity for product partnerships,” said John Mastrototaro, CEO of Movano Health. “With the Evie Ring and our future pipeline of devices, we’re forging new territory by developing products positioned at the intersection of medtech and consumer devices, a market opportunity we believe is worth $50 billion in the United States alone.”

Movano Health details more information on the key highlights from the fourth quarter and recent weeks below:

Movano Health continues to progress toward the summer 2023 launch of its first commercial product, the Evie Ring. After unveiling the ring at the Consumer Electronics Show in early 2023, the Evie Ring won a total of 11 Best of CES awards from premium publications including CNN, USA Today, Wired and Digital Trends, which highlighted the Company’s focus on women, the open design of the ring, the portability of the charger and the ring’s competitive price point with no monthly subscription. Building off the strong momentum from CES, Movano Health began paid and organic campaigns and is seeing impressive results which show both promise and demand for the launch of a female-first wearable.

In order to gain additional valuable user feedback, the Company has commenced its first round of beta programs with four initial partners including Novant Health, Stanford University, a major global pharmaceutical company and a leading patient-focused medical device company. Given the strong demand in its initial beta, the Company announced a second beta program with a new slate of partners, among which are a global athletic apparel company and two additional leading global medical device companies. Movano Health expects its beta programs to highlight the opportunity for integrated product partnerships with the Evie Ring to monitor a variety of specific medical conditions, improve patient outcomes and act as a driver of innovation and growth.

Movano Health plans to file its first 510(k) submission for FDA clearance of the Evie Ring’s heart rate and SpO2 data this spring following a successful hypoxia pivotal trial in Q4 of 2022. During the Q4 hypoxia study, comparing the overall accuracy of the ring's data with data from the study's reference devices, the Evie Ring resulted in an approximate 2% margin of error, well below the FDA consensus standard of 3.5% for SpO2.The Evie Ring’s heart rate monitor had root mean square error of approximately 2 beats per minute, which is also in line with the FDA's requirements.

The Company successfully implemented its proprietary System-on-a-Chip, which is the smallest ever RF-enabled integrated circuit designed specifically for blood pressure or glucose monitoring, into a new, battery powered wrist worn device that is smaller than most wrist worn wearables today. It plans to commence the first blood pressure and glucose clinical studies using its proprietary single chip technology imminently.

Movano Health has recently been issued nine new U.S. patents, including multiple foundational patents that protect the Company’s unique method, system and algorithms used for measuring blood pressure and glucose non-invasively and without a cuff. The new patents validate the Company’s cutting-edge approach to RF enabled glucose and blood pressure monitoring and extend its growing intellectual property portfolio to 21 patents issued in the United States, 1 patent issued in China and 36 pending worldwide.

Fourth Quarter 2022 Financial Results and Recent Capital Markets Activity

●	Movano Health reported a net loss attributable to common stockholders of $7.9 million, or a loss of $(0.24) per basic and diluted share, in the fourth quarter of 2022, compared with a net loss attributable to common stockholders of $6.3 million, or a loss of $(0.19) per basic and diluted share, in the fourth quarter of 2021. For the year ended December 31, 2022, net loss attributable to common stockholders was $30.3 million or $(0.92) per share, compared with a net loss attributable to common stockholders of $24.3 million or $(0.92) per share for the year ended December 31, 2021.

●	The Company reported an operating loss of $8.0 million in the fourth quarter of 2022 compared to an operating loss of $6.3 million in the fourth quarter of 2021.

●	Movano Health is a development stage company and the majority of its business activities to date and planned future activities will be devoted to research and development. As such, the Company did not generate revenue in either the fourth quarter of 2022 or the fourth quarter of 2021.

●	The Company had $10.8 million in cash and cash equivalents as of December 31, 2022, compared to $33.6 million in cash, cash equivalents and short-term investments, as of December 31, 2021. During the fourth quarter or 2022, the Company issued 167,209 shares of common stock, primarily through the issuance of 137,209 shares via its $50 million at-the-market (ATM) issuance facility at an average price of $2.33 per share, resulting in $0.3 million of net proceeds.

●	The total number of shares outstanding was 33,659,460 as of December 31, 2022.

●	In the first quarter of 2023, Movano Health completed a $7.5 million underwritten public offering of 5,340,600 shares of its common stock and warrants to purchase up to 2,670,300 shares of common stock, including the full exercise of the underwriter's overallotment option. The warrants were sold at the rate of one warrant for every two shares of common stock and will be exercisable at a price per share of $1.57. The public offering price, before the underwriters' discount and commissions, for each share of common stock and accompanying warrant was $1.40. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include funding product development and commercialization activities.

Conference Call and Webcast

Management will host a conference call and live audio webcast to discuss these results and provide a business update today at 9:00 a.m. PST (12:00 p.m. EST).

Attendees can access the live webcast here or on the investors section of Movano Health's website at https://ir.movano.com. The conference call can be accessed by dialing 1-877-407-0989 (domestic) or +1- 201-389-0921 (international). Attendees can also use the Call Me link, in which they will be dialed in to the conference call instantly on the number provided with no hold time. An archived webcast will be available on Movano Health's website approximately one hour after the completion of the event and for two years thereafter.

To learn more about Movano Inc., please visit https://movanohealth.com/

About Movano Health

Founded in 2018, Movano Inc. (NASDAQ:MOVE) dba Movano Health is developing a suite of purpose-driven healthcare solutions to bring medical-grade, high-quality data to the forefront of consumer health devices. Featuring modern form factors, Movano Health's devices capture a comprehensive picture of a person's vital health information and uniquely translate the data into personalized and intelligent insights that empower consumers to live healthier and more balanced lives. Movano Health's end-to-end solutions will soon enable consumers, caretakers, and healthcare professionals to utilize daily medical-grade data as a tool to proactively monitor and manage their health.  For more information on Movano Health, visit https://movanohealth.com/.

Movano Health’s Evie Ring, which is specifically designed to address women’s health concerns, will be available for purchase in summer 2023. To stay up to date on Evie’s launch, visit https://eviering.com/.

Forward Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results; product development and features, product releases, clinical trial, and regulatory initiatives; our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption "Risk Factors."  Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:
J. Cogan, CFA

CFO of Movano Inc.
ir@movano.com

Movano Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$10,759	$17,675
Short-term investments	—	15,921
Payroll tax credit, current portion	379	166
Prepaid expenses and other current assets	508	1,296
Total current assets	11,646	35,058
Property and equipment, net	443	529
Payroll tax credit, noncurrent portion	667	630
Other assets	487	48
Total assets	$13,243	$36,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$557	$311
Other current liabilities	4,421	2,907
Total current liabilities	4,978	3,218
Noncurrent liabilities:
Early exercised stock option liability	136	281
Other noncurrent liabilities	214	36
Total noncurrent liabilities	350	317
Total liabilities	5,328	3,535

Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	103,009	97,506
Accumulated other comprehensive loss	—	(11)
Accumulated deficit	(95,057)	(64,768)
Total stockholders’ equity	7,915	32,730
Total liabilities and stockholders’ equity	$13,243	$36,265

Movano Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
OPERATING EXPENSES:
Research and development	$5,145	$4,499	$18,994	$13,427
Sales, general and administrative	2,876	1,813	11,468	6,376
Total operating expenses	8,021	6,312	30,462	19,803

Loss from operations	(8,021)	(6,312)	(30,462)	(19,803)

Other income (expense), net:
Interest expense	—	—	—	(883)
Change in fair value of warrant liability	—	—	—	(1,581)
Change in fair value of derivative liability	—	—	—	121
Forgiveness of Paycheck Protection Program Loan	—	—	—	351
Interest and other income, net	94	7	133	22
Other income (expense), net	94	7	133	(1,970)

Net loss	(7,927)	(6,305)	(30,329)	(21,773)

Accretion and dividends on redeemable convertible preferred stock	—	—	—	(2,489)
Net loss attributable to common stockholders	$(7,927)	$(6,305)	$(30,329)	$(24,262)

Net loss	$(7,927)	$(6,305)	$(30,329)	$(21,773)
Other comprehensive loss:
Change in unrealized loss on available-for-sale securities	3	(8)	—	(11)
Total comprehensive loss	$(7,924)	$(6,313)	$(30,329)	$(21,784)

Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.19)	$(0.92)	$(0.92)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	33,606,680	32,522,305	33,025,721	26,298,032

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